Exhibit 77(M): Mergers

During the fiscal semi-annual period, several series of the Registrant became the survivors of mergers or consolidations with one or more other registered investment companies, as described in more detail below.

(a)	The names of such surviving series (each, an “Acquiring Fund”) and their respective corresponding predecessor registered companies (each, an “Acquired Fund”) are as follows:

Acquiring Fund	Acquired Fund(s)

1. Lord Abbett Municipal Income Fund, Inc. – Lord Abbett National Tax Free Fund	Lord Abbett Municipal Income Fund, Inc. – Lord Abbett Connecticut Tax Free Fund
Lord Abbett Municipal Income Fund, Inc. – Lord Abbett Hawaii Tax Free Fund
Lord Abbett Municipal Income Fund, Inc. – Lord Abbett Missouri Tax Free Fund
Lord Abbett Municipal Income Trust – Georgia Series
Lord Abbett Municipal Income Trust – Pennsylvania Series

2. Lord Abbett Municipal Income Fund, Inc. – Lord Abbett High Yield Municipal Bond Fund	Lord Abbett Municipal Income Trust – Lord Abbett High Yield Municipal Bond Fund

3. Lord Abbett Municipal Income Fund, Inc. – Lord Abbett Intermediate Tax Free Fund	Lord Abbett Municipal Income Trust – Lord Abbett Intermediate Tax Free Fund

4. Lord Abbett Municipal Income Fund, Inc. – Lord Abbett Short Duration Tax Free Fund	Lord Abbett Municipal Income Trust – Lord Abbett Short Duration Tax Free Fund

(b)	The circumstances and details of such mergers or consolidations (each, a “Reorganization”) are as follows:

•
The Reorganizations completed on November 19, 2010.  Each Acquiring and Acquired Fund’s Board of Directors/Trustees approved the relevant Reorganization at a meeting held on June 15, 2010 and each Acquired Fund’s shareholders approved the relevant Reorganization at a meeting held on November 5, 2010.

•
Each Reorganization was completed pursuant to an Agreement and Plan of Reorganization between the participating Acquiring and Acquired Funds providing for: (a) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for shares of the corresponding class of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; (b) the distribution of such shares to the shareholders of the Acquired Fund; and (c) the termination of Acquired Fund.

•
As a result of the Reorganizations, Lord Abbett Municipal Income Trust (the “Trust”) distributed all of its assets to shareholders.  On March 30, 2011, the Trust filed with the Commission an application for deregistration on Form N-8F.  The Commission issued a notice of filing of the application on April 29, 2011 (Investment Company Act Release No. 29663) and an order declaring that the Trust has ceased to be a registered investment company on May 25, 2011 (Investment Company Act Release No. 29683).